GulfMark Offshore, Inc. Announces Election of
Bruce A. Streeter as CEO

December 11, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today the election of Bruce A. Streeter as Chief Executive Officer of the Company by the Board of Directors.

Mr. Streeter will continue to serve as President of GulfMark, a position he has held since 1990, and as a Director of the Company, having first been elected in 1997. Mr. Streeter currently serves as a Board Member and is the past President of the International Support Vessel Owner’s Association. Prior to his involvement with the Company, he was General Manager of the offshore marine division of Offshore Logistics. Mr. Streeter graduated from the University of North Carolina in 1970 and obtained a Masters degree from Providence College in 1977. He served in the U.S. Navy from 1970-1977 and remained in the Naval Reserve retiring as a Captain.

Mr. David Butters, Chairman of the Board, said “Bruce has been instrumental in taking a small regional owner of supply boats and transforming it into an operator of one of the most modern fleets of sophisticated offshore vessels in the industry. Bruce's appointment as Chief Executive Officer represents not only a recognition of his past success in positioning GulfMark in a commanding position within the offshore industry, but also reaffirms GulfMark’s intent to build and expand the company to accommodate the current strong demand for it's offshore services.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:  Edward A. Guthrie, Executive Vice President
               (713) 963-9522